SUB-ITEM 77O -- TRANSACTIONS EFFECTED PURSUANT TO
                             RULE 10F-3

On June 18, 2003, Mellon Balanced Fund (the "Fund"), a series of Mellon Funds Trust (the "Trust"), purchased, at slightly above par value, the following bonds (the "Bonds") in the amount noted:

Bear Stearns & Co. Inc., 2.87% Bonds due July 2, 2008 - 073902CCO

The Fund purchased its share of the Bonds through Bear Stearns & Co. Inc., the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"), and designated that certain members of the Underwriting Syndicate provide the portion of the Bonds to the Fund in accordance with the following allocation:

Bear, Stearns                      57.5%
ABN Amro                             2.5%
Banc of America Securities LLC       2.5%
Banc One Capital Markets             2.5%
Bank of  Nova Scotia (US)            2.5%
BB&T Capital Markets                 2.5%
Citigroup                            2.5%
Credit Lyonnais Securities           2.5%
Fleet Securities                     2.5%
J.P. Morgan Securites Inc.           2.5%
Mellon Financial Markets LLC         2.5%
Merrill Lynch & Co.                  2.5%
Morgan Stanley                       2.5%
Ramirez & Co., Inc.                  2.5%
SunTrust Robinson Humphery           2.5%
US Bancorp Piper Jaffray             2.5%
Wachovia Securities Inc              2.5%
Wells Fargo                          2.5%

(each, a "Syndicate Member"). Such allocation applied to the Fund's purchase of the Bonds in the aggregate, each of which was made from each Syndicate Member's own account. Mellon Financial Markets, Inc., an affiliate of the Fund, was a member of the Underwriting Syndicate; however, it received no benefit in connection with the Fund's transaction.


      The following is a list of the members of the Underwriting Syndicate:

Bear, Stearns
ABN Amro
Banc of America Securities LLC
Banc One Capital Markets
Bank of  Nova Scotia (US)
BB&T Capital Markets
Citigroup
Credit Lyonnais Securities
Fleet Securities
J.P. Morgan Securites Inc.
Mellon Financial Markets LLC
Merrill Lynch & Co.
Morgan Stanley
Ramirez & Co., Inc.
SunTrust Robinson Humphery
US Bancorp Piper Jaffray
Wachovia Securities Inc
Wells Fargo

                                                                     EXHIBIT B
                    PRE-PURCHASE APPROVAL FORM - FIXED INCOME
               PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE

Note: Refer to Page 2 of this procedure (PAM214) if the investment unit will purchase more than 5% of the overall principal of this issue.
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1.      Account/Fund Name: Mellon Balanced Fund
2.      Anticipated Purchase Date: June 18, 2003
3.      Total Net Assets of Account/ Fund: See attached
4.      Type and Description of Security to be Purchased: Bear Sterns 5 year
5.      Credit Rating of Security (Rating/ Rating Agency): Az/A/A+
6.      Name of Underwriting Syndicate Dealer Effecting Transaction: Bear Sterns- Lead (group list attached)
7.      Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Securities
8.      Issue Size: $750 million
9.      CUSIP: See attached
10.     Amount Purchased by Account/Fund: See attached
11.     Percentage of Principal Amount of Offering Purchased by Account/Fund: See attached
12.     Amount Purchased as a Percentage of Account/Fund Assets: See attached
13.     Purchase Price of Securities (if at par, so state): See attached
14.     Commission/ Spread Received by Principal Underwriters: N/A

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REPRESENTATIONS (MUST BE CONFIRMED OR TRADE CAN NOT BE MADE)
This transaction complies with all applicable provisions of the POLICY FOR FIDUCIARY ACCOUNT PURCHASES OF SECURITIES
UNDERWRITTEN BY AN AFFILIATE.
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This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads, or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The Securities will be purchased prior to the end of the first day of which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities is that offering of any concurrent offering of the securities.  If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day on which the rights offering terminated.

Eric Gutterson                      6/18/03        10:05am       John Poole                   6/18/0311:04am
Portfolio Manager                   Date           Time          CIO/Designate                Date   Time




CC: REGINA D. STOVER, RISK MANAGEMENT (151-0960)
LEGAL DEPARTMENT REPRESENTATIVE FOR BUSINESS LINE- FOR AFFILIATED MUTUAL FUND PURCHASES ONLY

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                        MELLON PRIVATE WEALTH MANAGEMENT

   MUTUAL FUND PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE SPREADSHEET

                                            June 18, 2003

                           Security Description: BCS 2.875 7/2/08               CUSIP: 073902CC0

                           Offer Amount (in 000's):       1,000,000

             Par                                            Purchase   Purchase as
               (in           Net Amount  Portfolio Market  as a % of  a % of
TRADE DATE 000'S)    PRICE  (IN 000'S)    VALUE (IN 000'S)    MARKET  Offering    PORTFOLIO NAME        NUMBER         BROKER NAME
6/18/2003   1,000   99.893     998.93    125,037             0.80%      0.100%     MPAM Balanced Fund  10114921000     Bear Sterns
6/18/2003   7,050   99.893   7042.46     856,675             0.82%      0.704%     MPAM Bond Fund      10114926000     Bear Sterns
6/18/2003   5,000   99.893   4994.65     479,355             1.04%      0.499%     MPAM Intermediate   10114927000     Bear Sterns
                                                                                   Bond Fund
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